Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY GAMES’ PRESIDENT AND CHIEF EXECUTIVE EXPRESSES

CONFIDENCE IN MIDWAY’S FUTURE DESPITE RECENT SALE OF SHARES

Chicago, Illinois, May 20, 2004 — David F. Zucker, President and Chief Executive Officer of Midway Games Inc. (NYSE:MWY) released the following statement:

“Some stockholders have expressed concern regarding my recently reported sales of Midway common stock.  These sales were related to the payment of taxes on restricted shares, the payment of taxes and exercise prices on my stock options and the payment of certain unusual personal expenses associated with the purchase of real estate.  In fact, the large majority of my potential net worth is tied up in my remaining Midway holdings.  I have complete confidence in Midway’s future and I do not intend to sell any Midway stock for the next several years.”

Midway Games Inc. is a leading developer and publisher of interactive entertainment software.  Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1.  Business - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

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